Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of Midland States Bancorp, Inc. of our report dated March 2, 2017, with respect to the consolidated financial statements appearing in the Annual Report on Form 10-K of Centrue Financial Corporation for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement

/s/ Crowe Horwath LLP

Oak Brook, Illinois
April 11, 2017